Exhibit 99.1

Progress Energy announces 2010 first-quarter results;
reaffirms full-year 2010 earnings guidance

Highlights:

◆	Reports first-quarter GAAP earnings of $0.67 per share, compared to $0.66 per share for the same period last year

◆	Reports first-quarter ongoing earnings of $213 million, or $0.75 per share, compared to $182 million, or $0.66 per share, for the same period last year, primarily due to unusually cold weather

◆	Reaffirms 2010 ongoing earnings guidance of $2.85 to $3.05 per share

RALEIGH, N.C. (May 5, 2010) – Progress Energy [NYSE: PGN] announced first-quarter reported GAAP earnings of $190 million, or $0.67 per share, compared with reported GAAP earnings of $182 million, or $0.66 per share, for the same period last year. First-quarter ongoing earnings were $213 million, or $0.75 per share, compared to $182 million, or $0.66 per share, last year. The significant drivers in ongoing earnings were favorable weather and the net impact from the repowered Bartow Plant, partially offset by increased O&M and income tax expense. (See the discussion later in this release for a reconciliation of ongoing earnings per share to reported GAAP earnings per share.)

“We performed well in the first quarter, and met the high demands of a very cold winter in the Carolinas and Florida,” said Bill Johnson, chairman, president and CEO. “We are optimistic about the long-term prospects for our service territories and the value we will create for our customers and shareholders.  We remain focused on managing effectively through these challenging times while working constructively with policymakers and regulators to prepare responsibly for the future.”

Progress Energy reaffirms its 2010 ongoing earnings guidance range of $2.85 to $3.05 per share. The ongoing earnings guidance excludes the impact, if any, from discontinued operations and the effects of certain identified gains and charges. (See the discussion later in this release for a reconciliation of ongoing earnings per share to reported GAAP earnings per share.) Progress Energy is not able to provide a corresponding GAAP equivalent for the 2010 earnings guidance due to the uncertain nature and amount of these adjustments.

Progress Energy will host a conference call and webcast at 10 a.m. ET today to review first-quarter 2010 financial performance, as well as provide an overall business update.  Additional details are provided at the end of this earnings release.

See pages 3-5 for detailed first-quarter 2010 earnings variance analyses for Progress Energy Carolinas (PEC), Progress Energy Florida (PEF) and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS

Financial and Regulatory

•
Filed with the Florida Public Service Commission (FPSC) a motion for reconsideration to request the correction of mathematical errors made in the FPSC’s 2010 rate case order, which would result in a net revenue requirement increase of approximately $36 million.

•	Filed with the FPSC an accounting order to reduce the Company’s depreciation expense in order to offset the expected revenue shortfall of approximately $76 million.
•	Filed 2011 nuclear cost-recovery estimates with the FPSC, which will reduce impact on customers’ bills due to slower spending for the next few years.
•
Announced plans to postpone major construction activities on the proposed Levy County Nuclear Plant until after the Nuclear Regulatory Commission (NRC) issues the combined operating license (COL).  If the licensing schedule remains on track, the Company expects to receive the COL in late 2012.

•
Finalizing the root cause determination of the delamination event at CR3 detected in 2009. Necessary repairs to the containment structure are in progress. Based on the current understanding of the cause of the delamination event and repair strategy, PEF expects that CR3 will return to service in the third quarter of 2010.

•	Received notice of rating action from the following credit rating agencies:
-	Standard & Poor’s affirmed all ratings of PGN, PEC and PEF with negative outlooks.
-	Moody’s Investors Service downgraded the long-term ratings of PEF one notch with a stable outlook and affirmed the short-term rating of PEF and all ratings of PGN and PEC with stable outlooks.
-	Fitch Ratings downgraded the long- and short-term ratings of PEF one notch with a stable outlook and affirmed all ratings of PGN and PEC with stable outlooks.

Alternative Energy and Energy Efficiency

•	Filed a proposal with the FPSC outlining the programs and incentives the company plans to implement to achieve the new, aggressive energy-efficiency goals set by the FPSC in March 2010.
•	Launched the EnergyWiseSM smart grid initiative in the Carolinas and Florida, which includes a $200 million grant from the U.S. Department of Energy.
•	Announced expansion of plug-in vehicle research partnership with Ford Motor Company to include PEF under a cooperative agreement with the U.S. Department of Energy.
•	Placed online the 555-kilowatt Evergreen Solar Farm, owned and operated by FLS Energy, on Evergreen Packaging’s former landfill in Haywood County, N.C.
•	Signed contracts for two solar photovoltaic (PV) arrays as part of PEC’s SunSenseSM commercial solar PV program:
-	250-kilowatt array in Kinston, N.C., built by Greenfield Power; and
-	250-kilowatt array in Holly Springs, N.C., built by ABCZ Solar.
•
Received clarity from the NCUC regarding the pro rata mechanism for allocating the statewide aggregate swine and poultry waste set-aside requirements among the state’s electric power suppliers based upon a percentage of each company’s prior year retail sales.

•	Issued a joint request for proposals with North Carolina’s electric suppliers for electricity generated from swine waste in the state.
•
Received approval from the North Carolina Utilities Commission (NCUC) for PEC’s Appliance Recycling Program, through which PEC will provide customers a rebate for recycling less-efficient refrigerators and freezers.

Press releases regarding various announcements are available on the company’s website at www.progress-energy.com/aboutus/news.

FIRST-QUARTER 2010 BUSINESS HIGHLIGHTS

Below are the first-quarter 2010 earnings variance analyses for the company’s segments. See the reconciliation tables on pages 4-5 and on page S-1 of the supplemental data for a reconciliation of ongoing earnings per share to GAAP earnings per share. Also see the attached supplemental data schedules for additional information on PEC and PEF operating revenues, energy sales, energy supply, weather impacts and other topics.

Progress Energy Carolinas

•	Reported first-quarter ongoing earnings per share of $0.52, compared with $0.47 for the same period last year; GAAP earnings per share of $0.48, compared with $0.46 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
-	$0.06 weather primarily due to heating degree days 18 percent higher than 2009 and 19 percent higher than normal
-	$0.02 growth and usage
-	$0.02 wholesale and other margin
-	$0.02 interest expense primarily due to lower average debt outstanding
-	$0.01 AFUDC equity
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
-	$(0.04) O&M primarily due to the lower nuclear insurance refund and current year storm costs
-	$(0.01) other
-	$(0.01) depreciation and amortization
-	$(0.01) income taxes
-	$(0.01) share dilution
•	12,000 net increase in the average number of customers for the three months ended March 31, 2010, compared to the same period in 2009

Progress Energy Florida

•	Reported first-quarter ongoing earnings per share of $0.40, compared with $0.33 for the same period last year; GAAP earnings per share of $0.36, compared with $0.32 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
-	$0.08 weather primarily due to heating degree days 80 percent higher than 2009 and 143 percent higher than normal
-	$0.07 retail rates primarily due to the increase in base rates for the repowered Bartow Plant
-	$0.02 net growth and usage
-	$0.01 interest expense
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
-	$(0.04) AFUDC equity primarily due to placing the repowered Bartow Plant in service
-	$(0.03) income taxes primarily due to the prior-year deduction related to nuclear decommissioning trust funds
-	$(0.01) wholesale and other margin

-	$(0.01) O&M
-	$(0.01) depreciation and amortization
-	$(0.01) share dilution
•	1,000 net decrease in the average number of customers for the three months ended March 31, 2010, compared to the same period in 2009

Corporate and Other Businesses (includes primarily Holding Company Debt, Small Subsidiaries and Discontinued Operations)

•
Reported first-quarter ongoing after-tax expenses of $0.17 per share, compared with after-tax expenses of $0.14 per share for the same period last year; GAAP after-tax expenses of $0.17 per share, compared with after-tax expenses of $0.12 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing after-tax expenses per share favorability of:
-	$0.01 income taxes
•	Reported primary quarter-over-quarter ongoing after-tax expenses per share unfavorability of:
-	$(0.04) interest expense primarily due to higher average debt outstanding at the Parent

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this non-GAAP measure is appropriate for understanding the business and assessing our potential future performance, because excluded items are limited to those that we believe are not representative of our fundamental core earnings.  Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
	Three months ended March 31,
	2010	2009
Ongoing earnings per share	$0.75	$0.66
Tax levelization	−	(0.02)
CVO mark-to-market	−	0.02
Change in the tax treatment of the Medicare Part D subsidy	(0.08)	−
Reported GAAP earnings per share	$0.67	$0.66
Shares outstanding (millions)	284	277

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. The resulting tax adjustment had no impact for the quarter and decreased earnings per share by $0.02 for the same period last year, but has no impact on the company’s annual earnings. Because this adjustment varies by quarter but has no impact on annual earnings, management does not consider this adjustment to be representative of the company’s fundamental core earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on net after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and unrealized gains and losses from changes in fair value are recognized in earnings each quarter. The CVO mark-to-market had no impact for the quarter and increased earnings per share by $0.02 for the same period last year. Progress Energy is unable to predict the changes in the fair value of the CVOs, and management does not consider this adjustment to be representative of the company’s fundamental core earnings.

Change in the Tax Treatment of the Medicare Part D Subsidy

The federal Patient Protection and Affordable Care Act (PPACA) and the related Health Care and Education Reconciliation Act, which made various amendments to the PPACA, were enacted in March 2010. Under prior law, employers could claim a deduction for the entire cost of providing retiree prescription drug coverage even though a portion of the cost was offset by the retiree drug subsidy received. As a result of the PPACA as amended, retiree drug subsidy payments will effectively become taxable in tax years beginning after December 31, 2012, by requiring the amount of the subsidy received to be offset against the employer’s deduction. Under GAAP, changes in tax law are accounted for in the period of enactment. The change in the tax treatment of the Medicare Part D subsidy decreased earnings by $0.08 for the quarter and had no impact for the same period last year. Management does not consider this change in tax treatment to be representative of the company’s fundamental core earnings. Progress Energy is still evaluating the additional impacts of the PPACA as amended. We do not anticipate additional significant impact.

* * * *

Progress Energy’s conference call with the investment community will be held today at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing 913-312-0413, confirmation code 2540034. If you encounter problems, please contact Investor Relations at (919) 546-6057. A playback of the call will be available from 1 p.m. ET May 5 through midnight May 19.  To listen to the recorded call, dial 719-457-0820 and enter confirmation code 2540034.

A webcast of the live conference call will be available at www.progress-energy.com/webcast. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation referred to by management during the call. The slide presentation will be available for download beginning at 9:30 a.m. ET today at www.progress-energy.com/webcast.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and approximately $10 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system.  Progress Energy celebrated a century of service in 2008. Visit the company’s website at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and energy policy; our ability to recover eligible costs and earn an adequate return on investment through the regulatory process; the ability to successfully operate electric generating facilities and deliver electricity to customers; the impact on our facilities and businesses from a terrorist attack; the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; our ability to meet current and future renewable energy requirements; the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks; the financial resources and capital needed to comply with environmental laws and regulations; risks associated with climate change; weather and drought conditions that directly influence the production, delivery and demand for electricity; recurring seasonal fluctuations in demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; our ability to control costs, including operations and maintenance expense (O&M) and large construction projects; the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy; current economic conditions; the ability to successfully access capital markets on favorable terms; the stability of commercial credit markets and our access to short- and long-term credit; the impact that increases in leverage or reductions in cash flow may have on us; our ability to maintain our current credit ratings and the impacts in the event our credit ratings are downgraded; the investment performance of our nuclear decommissioning trust (NDT) funds; the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements; the impact of potential goodwill impairments; our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K (Section 29/45K); and the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements. Many of these risks similarly impact our nonreporting subsidiaries. These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.
# # #

Contacts:                      Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
March 31, 2010

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of INCOME
(in millions except per share data)
Three months ended March 31	2010	2009
Operating revenues	$2,535	$2,442
Operating expenses
Fuel used in electric generation	896	954
Purchased power	263	217
Operation and maintenance	480	453
Depreciation, amortization and accretion	246	280
Taxes other than on income	154	143
Other	2	2
Total operating expenses	2,041	2,049
Operating income	494	393
Other income (expense)
Interest income	2	4
Allowance for equity funds used during construction	21	39
Other, net	(5)	(1)
Total other income, net	18	42
Interest charges
Interest charges	191	179
Allowance for borrowed funds used during construction	(9)	(12)
Total interest charges, net	182	167
Income from continuing operations before income tax	330	268
Income tax expense	139	85
Income from continuing operations before cumulative effect of change in accounting principle	191	183
Discontinued operations, net of tax	1	–
Cumulative effect of change in accounting principle, net of tax	(2)	–
Net income	190	183
Net income attributable to noncontrolling interests, net of tax	–	(1)
Net income attributable to controlling interests	$190	$182
Average common shares outstanding – basic	284	277
Basic and diluted earnings per common share
Income from continuing operations attributable to controlling interests, net of tax	$0.67	$0.66
Discontinued operations attributable to controlling interests, net of tax	–	–
Net income attributable to controlling interests	$0.67	$0.66
Dividends declared per common share	$0.620	$0.620
Amounts attributable to controlling interests
Income from continuing operations attributable to controlling interests, net of tax	$189	$182
Discontinued operations attributable to controlling interests, net of tax	1	–
Net income attributable to controlling interests	$190	$182

The Unaudited Condensed Consolidated Interim Financial Statements should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)	March 31, 2010	December 31, 2009
ASSETS
Utility plant
Utility plant in service	$29,083	$28,918
Accumulated depreciation	(11,695)	(11,576)
Utility plant in service, net	17,388	17,342
Held for future use	48	47
Construction work in progress	2,163	1,790
Nuclear fuel, net of amortization	542	554
Total utility plant, net	20,141	19,733
Current assets
Cash and cash equivalents	1,021	725
Receivables, net	826	800
Inventory	1,232	1,325
Regulatory assets	210	142
Derivative collateral posted	297	146
Income taxes receivable	15	145
Prepayments and other current assets	229	248
Total current assets	3,830	3,531
Deferred debits and other assets
Regulatory assets	2,332	2,179
Nuclear decommissioning trust funds	1,426	1,367
Miscellaneous other property and investments	428	438
Goodwill	3,655	3,655
Other assets and deferred debits	322	333
Total deferred debits and other assets	8,163	7,972
Total assets	$32,134	$31,236
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 287 million and 281 million shares issued and outstanding, respectively	$7,085	$6,873
Unearned ESOP shares (– and 1 million shares, respectively)	(4)	(12)
Accumulated other comprehensive loss	(91)	(87)
Retained earnings	2,686	2,675
Total common stock equity	9,676	9,449
Noncontrolling interests	5	6
Total equity	9,681	9,455
Preferred stock of subsidiaries	93	93
Long-term debt, affiliate	272	272
Long-term debt, net	11,662	11,779
Total capitalization	21,708	21,599
Current liabilities
Current portion of long-term debt	1,006	406
Short-term debt	–	140
Accounts payable	860	835
Interest accrued	189	206
Dividends declared	179	175
Customer deposits	309	300
Derivative liabilities	281	190
Accrued compensation and other benefits	110	167
Other current liabilities	308	239
Total current liabilities	3,242	2,658
Deferred credits and other liabilities
Noncurrent income tax liabilities	1,239	1,196
Accumulated deferred investment tax credits	115	117
Regulatory liabilities	2,574	2,510
Asset retirement obligations	1,186	1,170
Accrued pension and other benefits	1,337	1,339
Derivative liabilities	324	240
Other liabilities and deferred credits	409	407
Total deferred credits and other liabilities	7,184	6,979
Commitments and contingencies
Total capitalization and liabilities	$32,134	$31,236

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Three months ended March 31	2010	2009
Operating activities
Net income	$190	$183
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	285	313
Deferred income taxes and investment tax credits, net	51	(26)
Deferred fuel (credit) cost	(45)	128
Allowance for equity funds used during construction	(21)	(39)
Other adjustments to net income	63	63
Cash (used) provided by changes in operating assets and liabilities
Receivables	(32)	5
Inventory	98	(62)
Derivative collateral posted	(157)	(216)
Other assets	(17)	29
Income taxes, net	165	183
Accounts payable	31	(76)
Other liabilities	(25)	(90)
Net cash provided by operating activities	586	395
Investing activities
Gross property additions	(555)	(639)
Nuclear fuel additions	(54)	(37)
Purchases of available-for-sale securities and other investments	(1,986)	(716)
Proceeds from available-for-sale securities and other investments	1,977	706
Other investing activities	(1)	(5)
Net cash used by investing activities	(619)	(691)
Financing activities
Issuance of common stock	197	545
Dividends paid on common stock	(175)	(173)
Payments of short-term debt with original maturities greater than 90 days	–	(29)
Net decrease in short-term debt	(140)	(490)
Proceeds from issuance of long-term debt, net	591	1,338
Retirement of long-term debt	(100)	(400)
Other financing activities	(44)	(43)
Net cash provided by financing activities	329	748
Net increase in cash and cash equivalents	296	452
Cash and cash equivalents at beginning of period	725	180
Cash and cash equivalents at end of period	$1,021	$632

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited
Earnings Variances
First Quarter 2010 vs. 2009
	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2009 GAAP earnings	0.46	0.32	(0.12)	0.66
Tax levelization	0.01	0.01		0.02	A
CVO mark-to-market			(0.02)	(0.02)	B
2009 ongoing earnings	0.47	0.33	(0.14)	0.66

Weather - retail	0.06	0.08		0.14	C

Growth and usage - retail	0.02	0.02		0.04

Retail rates		0.07		0.07	D

Wholesale and other margin	0.02	(0.01)		0.01

O&M	(0.04)	(0.01)		(0.05)	E

Other	(0.01)			(0.01)

AFUDC equity	0.01	(0.04)		(0.03)	F

Depreciation and amortization	(0.01)	(0.01)		(0.02)

Interest expense	0.02	0.01	(0.04)	(0.01)	G

Income taxes	(0.01)	(0.03)	0.01	(0.03)	H

Share dilution	(0.01)	(0.01)		(0.02)

2010 ongoing earnings	0.52	0.40	(0.17)	0.75
Tax levelization	0.01	(0.01)		-	A
Change in the tax treatment of the Medicare Part D subsidy	(0.05)	(0.03)		(0.08)	I
2010 GAAP earnings	0.48	0.36	(0.17)	0.67

Corporate and Other Businesses includes small subsidiaries. Holding Company interest expense, discontinued operations, CVO mark-to-market, tax levelization, purchase accounting transactions and corporate eliminations.
In this analysis, individual variances are presented net of the effect of pass-through items and other offsets.

A -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
B -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
C -	Carolinas - Favorable primarily due to heating degree days 18 percent higher than 2009 and 19 percent higher than normal.
Florida - Favorable primarily due to heating degree days 80 percent higher than 2009 and 143 percent higher than normal.
D -	Florida - Favorable primarily due to the increase in base rates for the repowered Bartow Plant.
E -	Carolinas - Unfavorable primarily due to the lower nuclear insurance refund and current year storm costs.
F -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Florida - Unfavorable primarily due to placing the repowered Bartow Plant in service.
G -	Carolinas - Favorable primarily due to lower average debt outstanding.
Corporate and Other - Unfavorable primarily due to higher average debt outstanding at the Parent.
H -	Florida - Unfavorable primarily due to the prior-year deduction related to nuclear decommissioning trust funds.
I -	Change in the tax treatment of the Medicare Part D subsidy related to Patient Protection and Affordable Care Act and the related Health Care and Education Reconciliation Act enacted in March 2010.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited - Data is not weather-adjusted
Utility Statistics

	Three Months Ended			Three Months Ended			Percentage Change
	March 31, 2010			March 31, 2009 (a)			From March 31, 2009
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas		Florida
Residential	$356	$261	$617	$323	$199	$522	10.2%		31.2%
Commercial	173	81	254	173	71	244	-		14.1
Industrial	80	18	98	82	16	98	(2.4)		12.5
Governmental	14	21	35	14	19	33	-		10.5
Unbilled	(33)	(1)	(34)	(37)	(1)	(38)	-		-
Total retail base revenues	590	380	970	555	304	859	6.3		25.0
Wholesale base revenues	75	43	118	86	61	147	(12.8)		(29.5)
Total base revenues	665	423	1,088	641	365	1,006	3.7		15.9
Clause recoverable regulatory returns	1	38	39	2	7	9	(50.0)		442.9
Miscellaneous revenue	35	53	88	30	44	74	16.7		20.5
Fuel and other pass-through revenues	562	756	1,318	505	846	1,351	-		-
Total operating revenues	$1,263	$1,270	$2,533	$1,178	$1,262	$2,440	7.2%		0.6%

Energy Sales (millions of kWh)
Residential	5,888	5,126	11,014	5,138	4,287	9,425	14.6%		19.6%
Commercial	3,421	2,597	6,018	3,315	2,554	5,869	3.2		1.7
Industrial	2,445	768	3,213	2,420	791	3,211	1.0		(2.9)
Governmental	375	734	1,109	343	732	1,075	9.3		0.3
Unbilled	(630)	(70)	(700)	(464)	(15)	(479)	-		-
Total retail	11,499	9,155	20,654	10,752	8,349	19,101	6.9		9.7
Wholesale	3,812	1,004	4,816	3,676	1,052	4,728	3.7		(4.6)
Total energy sales	15,311	10,159	25,470	14,428	9,401	23,829	6.1%		8.1%

Energy Supply (millions of kWh)
Generated
Steam	8,367	3,839	12,206	7,233	3,244	10,477
Nuclear	5,858	-	5,858	6,070	1,627	7,697
Combustion turbines/combined cycle	977	4,931	5,908	768	3,047	3,815
Hydro	250	-	250	174	-	174
Purchased	524	2,069	2,593	899	2,062	2,961
Total energy supply (company share)	15,976	10,839	26,815	15,144	9,980	25,124

Impact of Weather to Normal on Retail Sales
Heating Degree Days
Actual	1,972	671		1,670	373		18.1%		79.9%
Normal	1,662	276		1,655	276
Cooling Degree Days
Actual	-	48		16	193		(100.0	) %	(75.1	) %
Normal	13	216		11	216
Impact of retail weather to normal on EPS	$0.07	$0.11	$0.18	$0.01	$0.03	$0.04

(a) Certain amounts for 2009 have been reclassified to conform to the 2010 presentation.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited

Adjusted O&M Reconciliation (A)
	Three months ended March 31,
(in millions)	2010	2009	Growth
Reported GAAP O&M	$480	$453	6.0%
Adjustments
Carolinas
O&M recoverable through clauses	(15)	(9)
Timing of nuclear outages (B)	-	-
Nuclear insurance refund (C)	-	9
Storm restoration expenses (D)	(6)	-
Florida
Energy conservation cost recovery clause (ECCR)	(22)	(17)
Environmental cost recovery clause (ECRC)	(16)	(23)
Nuclear cost recovery	(1)	(1)
Nuclear insurance refund (C)	-	2
Adjusted O&M	$420	$414	1.4%

A -	The preceding table provides a reconciliation of reported GAAP O&M to Adjusted O&M. Adjusted O&M excludes certain expenses that are recovered through cost-recovery clauses which have no material impact on earnings, as well as items considered to be outside of management's direct control. Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expense over the periods presented. Adjusted O&M as presented here may not be comparable to similarly titled measures used by other companies.
B -	Nuclear units are periodically removed from service to accommodate normal refueling and maintenance outages, repairs and certain other modifications. PEC experienced one full nuclear outage during the three months ended March 31, 2010, compared to one full nuclear outage during the three months ended March 31, 2009. Therefore, no adjustment to the company's O&M expense is necessary, since the number of outages is comparable during the periods presented.
C -	PEC and PEF are members of Nuclear Electric Insurance Limited (NEIL), a mutual insurance company which provides primary and excess insurance coverage against property damage to members’ nuclear generating facilities. NEIL makes annual distributions to its members. These distributions are dependent upon the financial performance of its investments and amount of member insurance claims.
D -	PEC does not maintain a storm damage reserve account and does not have an ongoing regulatory mechanism to recover storm costs.

Financial Statistics
	Three months ended March 31,
	2010	2009 (a)
Return on average common stock equity	8.1%	9.1%
Book value per common share	$33.58	$33.12
Capitalization
Total equity	42.2%	42.6%
Preferred stock of subsidiaries	0.4%	0.5%
Total debt	57.4%	56.9%
Total Capitalization	100.0%	100.0%

(a) Restated to include capital lease obligations in total debt calculation.